Exhibit 99.1

            General Cable Corporation Reports First Quarter Results

    HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--April 20, 2004--General Cable Corporation (NYSE:BGC) reported a net loss after preferred stock dividends for the first quarter ended March 31, 2004 of $(3.4) million which was $(0.09) on a diluted per share basis. These results were down from net income of $0.1 million in the first quarter of 2003. Included in the results for the 2004 first quarter were pre-tax charges of $2.7 million associated with the previously announced rationalization of certain of the Company's industrial cable manufacturing facilities and a $0.5 million pre-tax foreign currency transaction loss. These costs reduced reported earnings per share by $0.05 in the first quarter.

    Highlights

    --  Double digit sales growth versus a weak prior year period.

    -- Unit growth improving across the board particularly in the North American industrial, MRO and communications markets.

    -- Price increases implemented for non-contractual customers to offset very sharp metals and other raw material cost escalation.

    -- Productivity and lean manufacturing as well as industrial restructuring effort on track.

    --  Industry consolidation continuing to provide opportunity.

    Net sales for the first quarter of 2004 of $478.6 million increased 18.9% from metal-adjusted net sales of $402.5 million in the first quarter of 2003, as a result of both a significant increase in demand across all product segments and favorable foreign currency exchange rates. Total metal pounds sold increased 20.3% in the first quarter of 2004 from the first quarter of 2003 and by 15.2% sequentially. As long as the product mix stays relatively constant, this metric is a good measure of sales volume since it removes the impact of the increases in the selling prices of metals and changes in foreign currency exchange rates.

    Management Comments

    "In early March we communicated a view that, as a result of rapidly increasing metal costs that would not in the short term be fully recovered in our selling prices, we expected our loss to approximate $0.05 to $0.06 per share in the first quarter of 2004, excluding charges associated with the rationalization of certain of our industrial cable manufacturing plants. We also anticipated that sales would increase, measured in metal pounds sold, by 10% to 15% in comparison to the first quarter of 2003. As a result of improving demand in our end markets, perhaps coupled with some forward buying by contractors facing uncertain cable prices, we exceeded our earlier expectations for both sales volume and net earnings," commented Gregory B. Kenny, President and Chief Executive Officer of General Cable. "However, as expected, the rapid increase in metal costs, particularly copper, as well as inflation in insulating compounds, wood, paper, steel and transportation costs during the quarter more than offset the positive trends we experienced in sales volume and manufacturing productivity. Depending upon the product, over the last several months we have announced price increases of 15-30% for non-contractual customers."
    "During the first quarter, we made significant progress in our drive to outsource non-core intermediate manufacturing operations. The wind down of our Taunton, Massachusetts facility was completed. We also announced our intent to close our South Hadley, Massachusetts facility, and sell our rod mill operation in Plano, Texas. These actions will, over the intermediate term, liberate capital as well as immediately generate substantial savings," said Kenny. "Unfortunately, as a result of these actions a number of good people will leave the Company. For their hard work and dedication to the very end, they have our thanks and respect."
    "On a positive note, I'm pleased to report that we may have found a path to restore our Marion, Indiana industrial products plant to profitability. Improving demand, partially as a result of the recent failure of a major competitor, a refocusing and streamlining of the business, and most importantly, the tremendous flexibility and determination of our hourly and salaried workforce have combined to offer the potential to achieve cost leadership and profitability for this segment," said Kenny.

    First Quarter Results

    Net sales for the first quarter of 2004 were $478.6 million, an increase of 18.9% versus metal-adjusted net sales in the 2003 first quarter. The average price per pound of copper and aluminum increased $0.48 and $0.10, respectively, from the first quarter 2003 to the first quarter 2004. The 2003 net sales have been increased in this comparison to put them on a consistent metal-adjusted basis with 2004 net sales. Overall net sales for the quarter were positively affected by about 7.0% as a result of a favorable change in foreign currency exchange rates for the Company's international operations.
    Net sales in the Energy segment increased 8.9% in the first quarter of 2004 versus metal-adjusted net sales in the first quarter of 2003. North American sales were up 8.1% driven largely by strong demand from power utilities for primary and secondary distribution cables, compared to a relatively weak first quarter of 2003. International sales were up 10.6%, driven largely by favorable foreign currency exchange rates.
    Net sales in the Industrial & Specialty segment were up 33.2% versus metal-adjusted net sales in the first quarter of 2003. This increase was driven by a 23.3% increase in North America where net sales of ignition wire sold to the automotive aftermarket grew 19.1% and industrial cables utilized in maintenance, repair and plant operations (MRO) grew 14.6% compared to the first quarter of 2003 with the addition of a major new customer. Significantly, for the second quarter in a row, net sales of cables utilized primarily in industrial construction increased year-over-year, up 31.2% versus the first quarter of 2003. International sales were up 44.3% versus 2003 due in part to increased sales of flexible zero-halogen cables in Spain and the favorable impact of foreign currency exchange rates.
    Net sales in the Communications segment increased 13.3% in the first quarter of 2004 versus metal-adjusted net sales in the same quarter of 2003. This increase was driven by a 14.7% increase in North America where net sales were up year-over-year in all business units in this segment. Net sales of telephone exchange cables increased 13.9% versus 2003, the third consecutive quarter of positive year-over-year comparisons. The Company also experienced a year-over-year increase in sales of electronic cables, which grew 19.4% versus the first quarter of 2003 behind sustained penetration into targeted niche markets. Significantly, net sales of LAN cables increased for the first time in five quarters, up 6.6% compared to the first quarter of 2003.
    Selling, general and administrative expenses were $38.7 million in the first quarter of 2004, up from $31.0 million in the first quarter of 2003. The increase in SG&A was due in part to changes in foreign currency exchange rates, increased variable selling expenses due to higher sales volumes, and a change in the reporting of the results of the Company's fiber optics joint venture. Beginning in the first quarter of this year, the Company consolidated the results of its NextGen joint venture, which had previously been accounted for on an equity basis. This change in reporting increased SG&A by $1.0 million but had no impact on overall operating results. Year-over-year on an equivalent basis, SG&A remained at roughly 7.8% of metal-adjusted net sales.
    The first quarter 2004 operating income of $6.7 million was down from $11.4 million in the first quarter of 2003. The results in 2004 include $2.7 million of pre-tax charges related to the rationalization of certain industrial cable manufacturing facilities. Operating income for the first quarter of 2004 was also down year-over-year as a result of the rapidly increasing raw material costs, particularly copper and aluminum, which outpaced the Company's ability to raise prices and recover these cost increases. The metal cost increases were only partially offset by the increased sales volume and lower manufacturing costs as a result of the Company's Lean initiatives as well as changes in foreign currency exchange rates.
    During the first quarter of 2004 the Company realized a $0.5 million pre-tax loss resulting from an unfavorable foreign currency transaction. This loss reduced reported earnings per share by $0.01 in the quarter.
    Net interest expense was $9.3 million for the first quarter of 2004, down $2.0 million from the same period in 2003 as a result of the Company's refinancing in the fourth quarter of 2003. During the quarter, the Company also accrued approximately $1.5 million in dividends on its preferred stock.
    The Company's effective tax rate for the first quarter of 2004 was approximately 36.4%.

    Management Comments

    "The broad based increase in our metal-adjusted net sales suggests that we are indeed experiencing a recovery in our end markets. Additionally, we continue to see significant merger and acquisition activity among our competitors which often results in the removal of high cost capacity," commented Kenny. "The rapid increase in the cost of copper and aluminum that we experienced during the first quarter put pressure on short term results. However, metal prices appear to have recently stabilized with copper prices currently trading in the $1.30 to $1.35 per pound range. Stable metal prices will allow us to ameliorate this earnings pressure as our previously announced price increases take hold and catch-up with the higher cost of metals and other raw materials."
    "The ongoing structural change in our industry is also creating additional opportunity for us. I am pleased to announce that we have entered into a commercial and technological strategic alliance for our data communications products with Panduit, a leading manufacturer of high-quality products and solutions for communications and electrical connectivity," said Kenny. "We are excited about this relationship and the potential for synergies in new product development and commercial collaboration that we will derive from our partnership."
    "The strong demand for our products that we experienced in the first quarter of this year has in general continued into the second quarter as well. Currently we are forecasting that sales unit volume, as measured in metal pounds sold, should be up by about 8-10% compared to the second quarter of 2003, and about 3-4% sequentially," added Kenny. "Fully diluted earnings per share, excluding charges related to the rationalization of certain of our industrial cable plants, should be in the range of $0.05 to $0.10 as we more fully capture the higher metal and raw material costs with our price increases. This outcome assumes that metal costs remain at roughly their current level during the remainder of the quarter."

    General Cable (NYSE:BGC), headquartered in Highland Heights, Kentucky, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. The Company offers competitive strengths in such areas as breadth of product line, brand recognition, distribution and logistics, sales and service and operating efficiency.
    Energy cables include low-, medium- and high-voltage power distribution and power transmission products. The Industrial and Specialty segment is comprised of application-specific cables for uses such as electrical power generation (traditional fuels, alternative and renewable sources, and distributed generation), the oil, gas and petrochemical industries, mining, industrial automation, marine, military and aerospace applications, power applications in the telecommunications industry, and other key industrial segments. Communications wire and cable products transmit low-voltage signals for voice, data, video and control applications. Visit our website at www.GeneralCable.com.

    Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company's or management's beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include economic and political consequences resulting from the September 2001 terrorist attack and the war with Iraq, domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures; general economic conditions, particularly in construction; changes in customer or distributor purchasing patterns in our business segments; the Company's ability to increase manufacturing capacity and productivity; the financial impact of any future plant closures; the Company's ability to successfully complete and integrate acquisitions and divestitures; the Company's ability to negotiate extensions of labor agreements on acceptable terms; the Company's ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the Company's ability to pay dividends on its preferred stock; the impact of unexpected future judgments or settlements of claims and litigation; the Company's ability to achieve target returns on investments in its defined benefit plans; the Company's ability to avoid limitations on utilization of net losses for income tax purposes; the cost of raw materials, including copper and aluminum; the Company's ability to increase its selling prices during periods of increasing raw material costs; the impact of foreign currency fluctuations; the impact of technological changes; and other factors which are discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2004, as well as periodic reports filed with the Commission.

                           TABLES TO FOLLOW



              General Cable Corporation and Subsidiaries
                Consolidated Statements of Operations
                 (in millions, except per share data)
                             (unaudited)


                                                       ---------------
                                                         Three Months
                                                        Ended March 31
                                                       ---------------
                                                        2004    2003
                                                       ------- -------
Net sales                                              $478.6  $352.6
Cost of sales                                           433.2   310.2
                                                       ------- -------
Gross profit                                             45.4    42.4

Selling, general and
    administrative expenses                              38.7    31.0
                                                       ------- -------
Operating income                                          6.7    11.4
Other expense                                            (0.5)      -
Interest income (expense):
    Interest expense                                     (9.5)  (11.4)
    Interest income                                       0.2     0.1
                                                       ------- -------
                                                         (9.3)  (11.3)
                                                       ------- -------

Earnings (loss) before income taxes                      (3.1)    0.1
Income tax benefit                                        1.2       -
                                                       ------- -------

Net income (loss)                                        (1.9)    0.1
Less: preferred stock dividends                          (1.5)      -
                                                       ------- -------
Net income (loss) applicable to common shareholders     $(3.4)   $0.1
                                                       ------- -------
                                                       ------- -------


Earnings (loss) per share
-------------------------
Earnings (loss) per common share                       $(0.09) $    -
                                                       ------- -------
                                                       ------- -------
Weighted average common shares                           39.2    33.1
                                                       ------- -------
                                                       ------- -------
Earnings (loss) per common share-
    assuming dilution                                  $(0.09)  $   -
                                                       ------- -------
                                                       ------- -------
Weighted average common shares-
    assuming dilution                                    39.2    33.1
                                                       ------- -------
                                                       ------- -------



              General Cable Corporation and Subsidiaries
                Consolidated Statements of Operations
                         Segment Information
                            (in millions)
                             (unaudited)

                                                   -------------------
                                                   Three Months Ended
                                                         March 31
                                                   -------------------
                                                      2004      2003
                                                   ---------  --------
Revenues (as reported)
----------------------
    Energy Segment                                   $166.5    $132.8
    Industrial & Specialty Segment                    195.7     129.4
    Communications Segment                            116.4      90.4
                                                   ---------  --------
                                       Total         $478.6    $352.6
                                                   ---------  --------
                                                   ---------  --------

Revenues (metal adjusted)
-------------------------
    Energy Segment                                   $166.5    $152.9
    Industrial & Specialty Segment                    195.7     146.9
    Communications Segment                            116.4     102.7
                                                   ---------  --------
                                       Total         $478.6    $402.5
                                                   ---------  --------
                                                   ---------  --------

Metal Pounds Sold
-----------------
    Energy Segment                                     82.8      78.5
    Industrial & Specialty Segment                     53.8      36.3
    Communications Segment                             32.3      25.6
                                                   ---------  --------
                                       Total          168.9     140.4
                                                   ---------  --------
                                                   ---------  --------

Operating Profit (Loss)
-----------------------
    Energy Segment                                     $7.5      $8.6
    Industrial & Specialty Segment                      2.8       2.2
    Communications Segment                             (0.9)      0.6
                                                   ---------  --------
                                    Subtotal            9.4      11.4
   Corporate                                           (2.7)        -
                                                   ---------  --------
                                       Total           $6.7     $11.4
                                                   ---------  --------
                                                   ---------  --------

Return on Metal Adjusted Sales
------------------------------
    Energy Segment                                      4.5%      5.6%
    Industrial & Specialty Segment                      1.4%      1.5%
    Communications Segment                             -0.8%      0.6%
                                                   ---------  --------
                                       Total            1.4%      2.8%
                                                   ---------  --------
                                                   ---------  --------

Capital Expenditures
--------------------
    Energy Segment                                     $2.7      $1.0
    Industrial & Specialty Segment                      2.6       1.9
    Communications Segment                              1.5       0.5
                                                   ---------  --------
                                       Total           $6.8      $3.4
                                                   ---------  --------
                                                   ---------  --------

Depreciation & Amortization
---------------------------
    Energy Segment                                     $2.4      $1.6
    Industrial & Specialty Segment                      2.6       2.7
    Communications Segment                              4.7       3.9
                                                   ---------  --------
                                    Subtotal            9.7       8.2
   Corporate(1)                                         1.4         -
                                                   ---------  --------
                                       Total          $11.1      $8.2
                                                   ---------  --------
                                                   ---------  --------

(1) Relates to the rationalization of certain Industrial plant locations.


              GENERAL CABLE CORPORATION AND SUBSIDIARIES
                     Consolidated Balance Sheets
                   (in millions, except share data)

ASSETS                                            March 31,   Dec. 31,
------                                              2004        2003
                                                 ----------- ---------
Current Assets:                                  (unaudited)
  Cash                                             $   16.3  $   25.1
  Receivables, net of allowances of $16.5
   million at March 31, 2004 and
   $15.6 million at December 31, 2003                 335.3     268.9
  Inventories                                         263.1     256.7
  Deferred income taxes                                13.5      13.5
  Prepaid expenses and other                           28.5      24.9
                                                 ----------- ---------
      Total current assets                            656.7     589.1

Property, plant and equipment, net                    333.9     333.3
Deferred income taxes                                  82.2      76.5
Other non-current assets                               46.9      50.6
                                                 ----------- ---------
      Total assets                                 $1,119.7  $1,049.5
                                                 ----------- ---------
                                                 ----------- ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Current Liabilities:
  Accounts payable                                 $  295.3  $  250.6
  Accrued liabilities                                 104.0      99.6
  Current portion of long-term debt                     2.8       2.3
                                                 ----------- ---------
      Total current liabilities                       402.1     352.5
Long-term debt                                        360.9     338.1
Deferred income taxes                                   9.5       9.6
Other liabilities                                     112.8     109.2
                                                 ----------- ---------
      Total liabilities                               885.3     809.4
                                                 ----------- ---------
Shareholders' Equity:
      Redeemable convertible preferred stock,
        2,070,000 shares at redemption value
        (liquidation preference of $50.00 per
         share)                                       103.5     103.5
      Common stock, $0.01 par value;
        issued and outstanding shares:
        March 31, 2004 - 39,254,673 (net of
         4,828,225 treasury shares)
        December 31, 2003 -  38,908,512 (net of
         4,828,225 treasury shares)                     0.4       0.4
  Additional paid-in capital                          143.6     140.8
  Treasury stock                                      (50.4)    (50.4)
  Retained earnings                                    51.1      54.5
  Accumulated other comprehensive loss                 (7.8)     (5.5)
  Other shareholders' equity                           (6.0)     (3.2)
                                                 ----------- ---------
      Total shareholders' equity                      234.4     240.1
                                                 ----------- ---------
      Total liabilities and shareholders' equity   $1,119.7  $1,049.5
                                                 ----------- ---------
                                                 ----------- ---------


    CONTACT: General Cable Corporation
             Paul M. Montgomery, 859-572-8684